As filed with the Securities and Exchange Commission on April 4, 2007

Registration No. 333-131333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
to
FORM S-1
on
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PROXYMED, INC.
(Exact name of registrant as specified in its charter)

Florida	65-0202059
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

1854 Shackleford Court, Suite 200
Norcross, Georgia 30093
(770) 806-9918

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerard M. Hayden, Jr.
Chief Financial Officer
ProxyMed, Inc.
1854 Shackleford Court, Suite 200
Norcross, Georgia 30093
(770) 806-4780

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Adam C. Lenain, Esq.
Foley & Lardner LLP
402 W. Broadway, Suite 2100
San Diego, CA 92101
(619) 234-6655

        Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by the selling shareholders.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

        This Registration Statement on Form S-3 constitutes a post-effective amendment to our registration statement on Form S-1 (No. 333-131333) into a registration statement on Form S-3. The S-1 was declared effective by the Securities and Exchange Commission on May 9, 2006. We are filing this post-effective amendment on Form S-3 for the purpose of converting the Registration Statement on Form S-1 into a Registration Statement on Form S-3 because we are again eligible to use Form S-3. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the S-1.

        The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor does it solicit an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
DATED April 4, 2007

PROSPECTUS

457,373 Shares
PROXYMED, INC.
Common Stock

        This prospectus relates to the proposed sale from time to time of up to an aggregate of 457,373 shares of our common stock by the selling shareholders named under the caption “Selling Shareholders” in this prospectus and any amendment to this prospectus, referred to as the “Offering.” We issued these shares of our common stock or promissory notes convertible into common stock to the selling shareholders in certain privately negotiated transactions.

        You should read this prospectus and any prospectus supplement carefully before you invest. We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders.

        Our common stock is listed on the Nasdaq Global Market under the symbol “PILL.” On April 3, 2007, the last reported sale price for our common stock on the Nasdaq Global Market was $ 3.10 per share.

        Our principle executive office is located at 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093, and our telephone number is (770) 806-9918.

        For additional information on the methods of sale that may be used by the selling shareholders, see the section entitled “Plan of Distribution” on page 14. We will not receive any of the proceeds from the sale of these shares. We will bear the costs relating to the registration of these shares.

        Investing in our common stock involves certain material risks. See “Risk Factors” beginning on page 2.

        The Securities and Exchange Commission (“SEC”) may take the view that, under certain circumstances, the selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

        The selling shareholders, which as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares of our common stock, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling shareholders are not required to sell any shares in this offering, and there is no assurance that the selling shareholders will sell any or all of the shares offered in this offering.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 4, 2007

        This prospectus is part of a registration statement that we filed with the Commission, using a “shelf registration” process. Under this shelf registration process, the selling shareholders may, from time to time, offer and sell up to 457,373 shares of our common stock, as described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the securities the selling shareholders may offer. You should carefully read both this prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” before buying securities in this Offering.

        You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

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PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by and should be read together with the more detailed information and consolidated financial statements included in or incorporated by reference into this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus before making an investment decision. When used in this prospectus, all references to “we,” “our,” “us,” “Company,” “Proxymed” or “MedAvant” refer to ProxyMed, Inc., d/b/a MedAvant Healthcare Solutions, and its subsidiaries, unless otherwise specified. Furthermore, you should carefully read “Risk Factors” for more information about important factors you should consider before making a decision to purchase our common stock in this Offering.

ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions

Overview

        MedAvant is a leading provider of information technology used in the exchange of medical claim and clinical information among doctors, hospitals, medical laboratories, pharmacies and insurance payers. MedAvant also enables the electronic transmission of laboratory results and prescription orders.

        MedAvant is a trade name of ProxyMed, Inc. which was incorporated in 1989 in Florida as a pharmaceutical services company. In December 2005, ProxyMed began doing business as MedAvant Healthcare Solutions.

        We are competitive in the marketplace due to our unique technology, the centerpiece of which is PhoenixSM. We created Phoenix more than five years ago as a transaction processing platform with multiple processing engines that produce real-time results.

        MedAvant is the nation’s fourth largest medical claims processor, the largest company that facilitates delivery of laboratory results, and among the top five largest independent Preferred Provider Organizations (“PPO”). The PPO we operate is called the National Preferred Provider Network. We are the only entity in healthcare that offers nationwide claims processing and a nationwide PPO.

Principal Executive Offices

        Our principal executive office is located at 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093, and our telephone number is (770) 806-9918. Our web page, describing us, our technology, products, strategic alliances and news releases, can be visited at: www.medavanthealth.com. The web site is not a part of this prospectus.

The Offering

Shares of Common Stock offered by us	None.

Shares of Common Stock offered by the Selling Shareholders	457,373 shares.

Use of proceeds	We will not receive any proceeds from the sale of the shares of our Common Stock by the Selling Shareholders

Our Nasdaq Stock Market symbol	PILL

RISK FACTORS

        IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING THE INFORMATION IN OUR REPORTS AND OTHER DOCUMENTS ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR INCORPORATED HEREIN BY REFERENCE, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING US AND OUR BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED IN THIS PROSPECTUS.

        YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY CONSIDER IMMATERIAL MAY ALSO IMPAIR OUR OPERATIONS. IF ANY OF THE FOLLOWING RISKS WERE TO MATERIALIZE, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. WERE THAT TO OCCUR, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

     General

     We incurred net losses in 2004, 2005 and 2006. We may not be able to generate positive earnings in the future and this could have a detrimental effect on the market price of our stock.

        In the last three years, we have incurred substantial losses, including losses of $3.8 million for the fiscal year ended December 31, 2004, $105.3 million for the fiscal year ended December 31, 2005, and $6.6 million in the fiscal year ended December 31, 2006. As of December 31, 2004, December 31, 2005, and December 31, 2006, we had accumulated deficits of $104.1 million, $209.4 million and $216.0 million, respectively. Continued shortfalls could deplete our cash reserves and availability via our credit facility, making it difficult for us to obtain credit at a favorable rate or to continue investing in infrastructure we need to compete in the future. Continued shortfalls may also cause our share price to decline.

     Our auditors have issued a going concern opinion. This means we may not be able to achieve our objectives and may have to suspend or cease operations.

        Our independent public accounting firm has issued a going concern opinion as of March 15, 2007, with respect to our consolidated financial statements for the year ended December 31, 2006. If we cannot raise additional capital or generate sufficient revenues, or sufficiently reduce costs, to operate profitably, we may have to suspend or cease operations or significantly dilute our stockholders’ equity holdings.

     Management changes may disrupt our operations and we may not be able to retain key personnel or replace them when they leave.

        Although we have entered into employment agreements with many of our senior executives, the loss of any of their services could cause our business to suffer. Our success is also dependent upon our ability to hire and retain qualified operations, development and other personnel. Competition for qualified personnel in the healthcare information services industry is intense and we cannot assure that we will be able to hire or retain the personnel necessary for our planned operations.

     We have senior and subordinated debt that matures during 2008 and 2010.

        We have senior and subordinated debt in the aggregate principal amount of $29.6 million that matures through 2010, of which $15.1 million is due by December 2008. We currently do not have the resources to repay this debt in full. If we are unable to obtain additional funding to repay or refinance our senior and subordinated debt prior to maturity, the lenders could foreclose and take certain other action against us. The effect on our operations and stock price could be significantly negative and we may be unable to continue as a going concern. Laurus Master Fund, Ltd. (“Laurus”), our largest lender, has the subjective and unilateral ability to call our debt. Such an event would negatively impact our ability to operate as a solvent and on-going concern.

     Our insurance coverage may not be adequate.

        We have purchased directors’ and officers’, casualty, property and general liability coverage which management believes is adequate for our requirements. However, should we incur a loss that exceeds our coverage, it could negatively impact our results of operations and cash flows.

     An inability to maintain effective internal controls over financial reporting, as required by the Sarbanes-Oxley Act of 2002, could have an adverse impact on our stock price.

        Our certification that we have sufficient internal controls in place today is no guarantee that we will maintain those controls in the future or that those controls will be effective in ensuring the accuracy of our financial reports. An inability to maintain effective controls or our receiving an adverse or qualified opinion on the effectiveness of our internal controls from our independent registered public accounting firm could have a negative impact on our stock price.

     Transaction Services Segment

     Changes that reduce payer compensation for electronic claims may reduce our revenue and margins.

        Over the last few years, some payers have reduced their rebate rate paid to companies which process claims, and some have elected to stop offering rebates. If this trend continues, we will be forced to shift the cost of these claims from the payers to the submitting providers. If we are not successful in shifting this revenue burden to our submitting providers, our revenue will be reduced.

     As electronic transaction processing penetrates the healthcare industry more extensively, we will face increasing pressure to reduce our prices which may cause us to no longer be competitive as a result of potential declining margins.

        As electronic transaction processing extensively penetrates the healthcare market and/or becomes highly standardized, competition among electronic transaction processors will focus increasingly on pricing. This competition is putting intense pressure on us to reduce our pricing in order to retain market share. If we are unable to reduce our costs sufficiently to offset declines in our prices, or if we are unable to introduce new, innovative service offerings with higher margins, our results of operations could decline.

     Consolidation in the healthcare industry may give our customers greater bargaining power and cause us to reduce our prices.

        Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, competition to provide products and services such as those we provide will become more intense and the importance of establishing and maintaining relationships with key industry participants will become greater. These industry participants may try to use their market power to negotiate price reductions for our products and services. If we are forced to reduce prices, revenues and cash flows could decrease.

     Our business will suffer if we are unable to successfully integrate future acquired IT platforms or if our existing Phoenix platform becomes unstable or unable to accommodate our clients’ requirements.

        As we make future acquisitions, our business will be dependent on the successful consolidation of those acquired platforms with our current systems. If there is significant disruption to our customers, our business or our operations could be harmed. Additionally, if our Phoenix platform, the backbone of our transaction processing business, becomes unstable or does not provide satisfactory outcomes to a significant number of clients, our business and our operations will be harmed.

     Our business and future success may depend on our ability to cross-sell our products and services.

       Our ability to generate revenue and growth partly depends on our ability to cross-sell our products and services to our existing customers and new customers resulting from acquisitions. Our ability to successfully cross-sell our products and services is one of the most significant factors influencing our growth. We may not be successful in cross-selling our products and services and our failure in this area would likely have an adverse effect on our business.

     We depend on electronic connections to insurance companies and other payers, and if we lose these electronic connections, our service offerings would be limited and less desirable to healthcare providers.

       Our business depends upon a substantial number of payers, such as insurance companies, Medicare and Medicaid agencies, to which we have electronic connections. These connections may either be made directly or through a clearinghouse. We may not be able to maintain our links with all these payers on terms satisfactory to us. In addition, we cannot assure that we will be able to develop new connections, either directly or through clearinghouses, on satisfactory terms. Lastly, some third-party payers provide systems directly to healthcare providers, bypassing us and other third-party processors. Our failure to maintain existing connections with payers and clearinghouses or to develop new connections as circumstances warrant, or an increase in the utilization of direct links between providers and payers, could cause our electronic transaction processing system to be less desirable to healthcare participants, thus slowing down or reducing the number of transactions that we process and for which we are paid.

     We have important business relationships with other companies to market and sell some of our clinical and financial products and services. If these companies terminate their relationships with us, or are less successful in the future, we will need to add this emphasis internally, which may divert our efforts and resources from other projects.

       For the marketing and sale of some of our products and services, we entered into important business relationships with physician office management information system vendors, with electronic medical record vendors and with other distribution partners. These business relationships, which have required and may continue to require significant commitments of effort and resources, are an important part of our distribution strategy and generate substantial recurring revenue. Most of these relationships are on a non-exclusive basis. We may not be able to continue our relationships with our electronic commerce partners and other strategic partners, most of whom have significantly greater financial and marketing resources than we do. Also, our arrangements with some of our partners involve negotiated payments to the partners based on percentages of revenues generated by the partners. If the payments prove to be too high, we may be unable to realize acceptable margins, but if the payments prove to be too low, the partners may not be motivated to produce a sufficient volume of revenues. The success of our important business relationships will depend in part upon our partners’ own competitive, marketing and strategic considerations, including the relative advantages of alternative products being developed and marketed by such partners. If any such partners are unsuccessful in marketing our products, we will need to place added emphasis on these aspects of our business internally, which may divert our planned efforts and resources from other projects.

     A significant amount of the revenues in our Transaction Services segment is from one customer. Loss of this relationship may adversely affect our profitability.

        For the years ended December 31, 2006, 2005 and 2004, approximately 6%, 6% and 8%, respectively, of consolidated revenues and 7%, 10% and 10%, respectively, of transaction services revenue were from Per-Se Technologies.

     The adoption of electronic processing of clinical transactions in the healthcare industry is proceeding slowly; thus, the future of our business could be uncertain and this may have an adverse impact on our operations.

        Our strategy anticipates that electronic processing of clinical healthcare transactions, including transactions involving prescriptions and laboratory results, will become more widespread and that providers and third-party institutions increasingly will use electronic transaction processing networks for the processing and transmission of data. The rate at which providers adopt the use of electronic transmission of clinical healthcare transactions (and, in particular, the use of the Internet to transmit them) continues to be slow and the continued or accelerated conversion from paper-based transaction processing to electronic transaction processing in the healthcare industry, using proprietary healthcare management systems or the Internet, may not occur.

     An error by us in the process of providing clinical connectivity or transmitting prescription and laboratory data could result in substantial injury to a patient, and our liability insurance may not be adequate in a catastrophic situation, adversely impacting our business or operations.

        Our business exposes us to potential liability risks that are, unavoidably, part of the healthcare electronic transaction processing industry. Since some of our products and services relate to the prescribing and refilling of drugs and the transmission of medical laboratory results, an error by any party in the process could result in substantial injury to a patient. As a result, our liability risks are significant.

        Our insurance may be insufficient to cover potential claims arising out of our current or future operations, and sufficient coverage may not be available in the future at a reasonable cost. A partially or completely uninsured claim against us, if successful and of sufficient magnitude could have significant adverse financial consequences. Our inability to obtain insurance of the type and in the amounts required could generally impair our ability to market our products and services.

     Our businesses have many competitors.

        We face competition from many healthcare information systems companies and other technology companies. Many of our competitors are significantly larger, have greater financial resources than we do and have established reputations for success in implementing healthcare electronic transaction processing systems. Other companies have targeted this industry for growth, including the development of new technologies utilizing Internet-based systems. We may not be able to compete successfully with these companies and these or other competitors may commercialize products, services or technologies that render our products, services or technologies obsolete or less marketable.

     Our PPO and provider arrangements provide no guarantee of long-term relationships.

        The majority of our contracts with PPOs and providers can be terminated without cause, generally on 90 days’ notice. For our Transaction Services business, the loss of any one provider may not be material, but if large numbers of providers chose to terminate their contracts, our revenues and operating results could be materially adversely affected. The termination of any PPO contract would render us unable to provide our customers with network access to that PPO, and, therefore, would adversely affect our ability to reprice claims and derive revenues. Furthermore, we rely on our participating PPOs and provider groups to ensure participation by their providers. Our PPO contracts generally do not provide us with direct recourse against a participating provider that chooses not to honor its obligation to provide a discount, or chooses to discontinue its participation in NPPN. Termination of provider contracts or other changes in the manner in which these parties conduct their business could negatively affect our ability to provide services to our customers.

     Some providers have historically been reluctant to participate in secondary networks.

        Our percentage of savings business model sometimes allows a payer to utilize our network discounts in circumstances where NPPN is not the payer’s primary network. In these circumstances, NPPN participating providers are not traditionally given the same assurances of patient flow that they receive when they are part of a primary network. Historically, some providers have been reluctant to participate in network arrangements that do not provide a high degree of visibility to patients. Although the steerage provided by our payers as a whole, and the speed and efficiency with which we provide claims repricing services makes NPPN affiliation an attractive option for providers, our business model could discourage providers from commencing or maintaining an affiliation with NPPN.

     Payers are requiring PPOs to have more direct access to provider networks.

        Over the past few years, payers have shifted more of their business to PPOs that have a higher percentage of direct contracts with their provider network as opposed to using other PPOs to access the same provider network. Our inability to directly recruit new providers or our inability to acquire another PPO in order to increase our direct connectivity to providers could harm our ability to sell our PPO access to new Payers. Additionally, our existing Payers could decide to move their business to another PPO with more direct provider connectivity and our results of operations could decline.

     Our PPO accounts receivable are subject to adjustment.

        We generally record revenue for our services when the services are performed, less amounts reserved for claim reversals and bad debts. The estimates for claim reversals and bad debts are based on judgment and historical experience. Many of the claims are not fully adjudicated for over 90 days. Although we have not experienced this, to the extent that actual claim reversals and bad debts associated with our business exceed the amounts reserved, such difference could have a material adverse impact on our results of operations and cash flows.

     Laboratory Communication Services Segment:

     Our Laboratory Communication Services Segment has a high customer concentration.

        For the years ended December 31, 2006 and 2005 and 2004, approximately 8%, 7% and 9% of consolidated revenues, and 45%, 50% and 45% of Laboratory Communication segment revenues, respectively were from a single customer for the sale, lease, and service of communication devices. The potential loss of this customer would materially affect the Company’s Laboratory Communication Services’ operating results.

RISKS RELATED TO ACQUISITIONS

     Our business will suffer if we fail to successfully integrate the customers, products and technology of companies we acquire into our business.

        We have undertaken several acquisitions in the past few years as part of a strategy to expand our business, and we may continue in the future to acquire businesses, assets, services, products and technologies from other persons or entities. The anticipated efficiencies and other benefits to be derived from future acquisitions may not be realized if we are unable to successfully integrate the acquired businesses into our operations, including customers, personnel, product lines and technology. We are in the process of integrating the customers, products, and technology of our acquisition of Medical Resources, LLC into our operations. We may not be able to successfully integrate any future acquired businesses into our operations. Integration of acquired businesses can be expensive, time consuming and may strain our resources. Integration may divert management’s focus and attention from other business concerns and expose us to unforeseen liabilities and risks. We may also lose key employees, strategic partners and customers as a result of our inability to successfully integrate in a timely manner or as a result of relationships the acquired businesses may have with our competitors or the competitors of our customers and strategic partners. Some challenges we face in successfully integrating future acquired businesses into our operations include:

  conflicts or potential conflicts with customers, suppliers and strategic partners;
  integration of platforms, product lines, networks and other technology;
  migration of new customers and products to our existing network;

  ability to cross-sell products and services to our new and existing customer base;
  retention of key personnel;
  consolidation of accounting and administrative systems and functions;
  coordinating new product and process development;
  increasing the scope, geographic diversity and complexity of operations;
  difficulties in consolidating facilities and transferring processes and know-how; and
  other difficulties in the assimilation of acquired operations, technologies or products.

     Businesses we acquire may have undisclosed liabilities or contingent liabilities that are indeterminable and which may have a negative impact on our results of operations and require unanticipated expense.

        In pursuing our acquisition strategy, our investigations of the acquisition candidates may fail to discover certain undisclosed liabilities of the acquisition candidates or may determine that certain contingent liabilities are indeterminable. If we acquire a company having undisclosed liabilities, as a successor owner, we may be responsible for such undisclosed liabilities. If we acquire a company with liabilities that are indeterminable at the time of the acquisition, we may be required to make subsequent payments that could have a material adverse effect on our business. Furthermore, the introduction of new products and services from acquired companies may have a greater risk of undetected or unknown errors, “bugs” or liabilities than our historic products.

     We may lose customers as a result of acquisitions which may have an adverse impact on our business or operations.

        Acquisitions may cause disruptions in our business or the business of the acquired company, which could have material adverse effects on our business and operations. In addition, our customers, licensors and other business partners, in response to an acquisition or merger, may adversely change or terminate their relationships with us, leading to a material adverse effect on us. Certain of our current or potential customers may cancel or defer requests for our services. In addition, our customers may expect preferential pricing as a result of an acquisition or merger. An acquisition or merger may also adversely affect our ability to attract new customers and may have an adverse impact on our business or operations.

RISKS RELATED TO OUR INDUSTRY

     Government regulation and new legislation may have a negative impact on our business and results of operations.

        The healthcare industry is highly regulated and is subject to extensive and frequently changing federal and state healthcare laws. Several state and federal laws, including without limitation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), govern the collection, dissemination, use and confidentiality of patient healthcare information. The privacy regulations, in particular, are broad in scope, and will require constant vigilance for ongoing compliance. We cannot guarantee that we will be in compliance in the future.

        HIPAA also mandates the use of standard transactions, standard provider identifiers, security requirements and other provisions for electronic healthcare claims transactions. Approximately 40% of our inbound transactions from our provider customers are received in a legacy format and are translated, by us, on behalf of these customers.

        Our contracts with our customers, strategic partners, providers, payers and other healthcare entities mandate, or will mandate, that our products and services be HIPAA compliant. If our products and services are not in compliance with HIPAA or any other alternative guidelines issued by the CMS on an ongoing basis, our customers, strategic partners and other healthcare providers with whom we contract may terminate their contracts with us or sue us for breach of contract. Additionally, our revenues may be reduced as some of our non-compliant payer partners may be forced to accept paper-based transactions for which we may not be the recipient for processing. We may be subject to penalties for non-compliance by federal and state governments, and patients who believe that their confidential health information has been misused or improperly disclosed may have certain causes of actions under applicable state privacy or HIPAA-like laws against us, our partners or customers.

        We, and all companies, are responsible for collecting and sending NPI numbers in compliance with the Federal Register mandate by May 23, 2007. We may not be able to maintain compliance with HIPAA standards for transaction formats, provider identifiers and security. Any failure to be in compliance could result in regulatory penalties assessed against us, weaken demand for our affected services and may have an adverse impact on our business and operations.

     There are a significant number of state initiatives regarding healthcare services. If we are unable to comply with the standards set by the states in which we operate, we, or our operations, could be harmed.

        In our Transaction Services segment, we contract with multiple PPO networks. These PPO networks are typically governed by the laws and regulations of the states in which they operate, in addition to federal Employee Retirement Income Security Act (“ERISA”) legislation. Over the last few years, a number of states have been actively changing their laws and regulations governing PPOs and this trend may continue. It is difficult to determine when ERISA preemption of state PPO law applies. Our failure to comply with existing state laws or any new laws in the future could jeopardize our ability to continue business in the affected states, thereby reducing our revenues. In addition, compliance with additional regulation could be expensive and negatively impact our operating results.

     We are dependent on the growth of the Internet and electronic healthcare information markets.

        Many of our products and services are geared toward the Internet and electronic healthcare information markets. The perceived difficulty of securely transmitting confidential information has been a significant barrier to conducting e-commerce and engaging in sensitive communications over the Internet. Our strategy relies, in part, on the use of the Internet to transmit confidential information. Any well-publicized compromise of Internet security may deter providers from using the Internet to conduct transactions that involve transmitting confidential healthcare information and this may result in significantly lower revenues and operating results.

RISKS RELATED TO OUR TECHNOLOGY

     Evolving industry standards and rapid technological changes could result in our products becoming obsolete or no longer in demand.

        Rapidly changing technology, evolving industry standards and the frequent introduction of new and enhanced Internet-based services characterize the market for our products and services. Our success will depend upon our ability to enhance our existing services, introduce new products and services on a timely and cost-effective basis to meet evolving customer requirements, achieve market acceptance for new products or services and respond to emerging industry standards and other technological changes. We may not be able to respond effectively to technological changes or new industry standards. Moreover, other companies may develop competitive products or services that may cause our products and services to become obsolete or no longer be in demand.

     We depend on uninterrupted computer access for our customers. Any prolonged interruptions in operations could cause customers to seek alternative providers of our services.

        Our success is dependent on our ability to deliver high-quality, uninterrupted computer networking and hosting, requiring us to protect our computer equipment and the information stored on servers against damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events.

        We operate production networks in our Norcross, Georgia; Santa Ana, California; and Middletown, New York, facilities. Any damage or failure resulting in prolonged interruptions in our operations could cause our customers to seek alternative providers of our services. In particular, a system failure, if prolonged, could result in lost revenues, loss of customers and damage to our reputation, any of which could cause our business to materially suffer. While we carry property and business interruption insurance to cover operations, the coverage may not be adequate to compensate us for losses that may occur.

     Computer network systems like ours could suffer security and privacy breaches that could harm our customers and us.

        We currently operate servers and maintain connectivity from multiple facilities. Our infrastructure may be vulnerable to computer viruses, break-ins and similar disruptive problems caused by customers or others. Computer viruses, break-ins or other security problems could lead to interruption, delays or cessation in service to our customers. These problems could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which may deter potential customers from doing business with us and give rise to possible liability to users whose security or privacy has been infringed. The security and privacy concerns of existing and potential customers may inhibit the growth of the healthcare information services industry, in general, and our customer base and business, in particular. A significant security breach could result in loss of customers, loss of revenues, damage to our reputation, direct damages, costs of repair and detection and other unplanned expenses. While we carry professional liability insurance to cover such breaches, the coverage may not be adequate to compensate us for losses that may occur.

     The protection of our intellectual property requires substantial resources.

        We rely largely on our own security systems and confidentiality procedures and nondisclosure agreements with employees, customers and certain vendors to maintain the confidentiality and security of our proprietary information, including our trade secrets and internally developed computer applications. If third parties gain unauthorized access to our information systems, or if anyone misappropriates our proprietary information, this may have a material adverse effect on our business and results of operations. We are in the process of acquiring patent protection for our Phoenix technology and other proprietary technology; however, we have not traditionally sought patent protection for our technology. Trade-secret laws offer limited protection against third party development of competitive products or services. Because we lack the protection of registered copyrights for our internally-developed software and software applications, we may be vulnerable to misappropriation of our proprietary technology by third parties or competitors. The failure to adequately protect our technology could adversely affect our business.

     We may be subject to infringement claims.

        As our competitors’ healthcare information systems increase in complexity and overall capabilities, and the functionality of these systems further overlap, we could be subject to claims that our technology infringes on the proprietary rights of third parties. These claims, even if without merit, could subject us to costly litigation and could require the resources, time and attention of our technical, legal and management personnel to defend. The failure to develop non-infringing technology or trade names, or the failure to obtain a license on commercially reasonable terms, could adversely affect our operations and revenues.

     If our ability to expand our network infrastructure is constrained, we could lose customers, and that loss could adversely affect our operating results.

        We must continue to expand and adapt our network and technology infrastructure to accommodate additional users, increased transaction volumes and changing customer requirements. We may not be able to accurately project the rate or timing of increases, if any, in the volume of transactions we process, reprice or otherwise service or be able to expand and upgrade our systems and infrastructure to accommodate such increases. We may be unable to expand or adapt our network infrastructure to meet additional demand or our customers’ changing needs on a timely basis, at a commercially reasonable cost or at all. Our current information systems, procedures and controls may not continue to support our operations while maintaining acceptable overall performance and may hinder our ability to exploit the market for healthcare applications and services. Service lapses could cause our users to switch to the services of our competitors.

RISKS RELATED TO OUR STOCK

     We may issue additional shares that could adversely affect the market price of our Common Stock.

        We currently have 16,789,427 shares of authorized but unissued Common Stock and 1,998,000 shares of authorized but unissued Preferred Stock. Certain events over which our shareholders have no control could result in the issuance of additional shares of our Common Stock which would dilute our shareholders’ ownership percentage in us and could adversely affect the market price of our Common Stock. We may issue additional shares of Common Stock or Preferred Stock for many reasons including:

  raising additional capital or financing acquisitions;
  exercise, conversion, or exchange of outstanding options, warrants and shares of convertible preferred stock;
  in lieu of cash payment of dividends; or
  our articles of incorporation, as amended, authorize the issuance of up to 30,000,000 shares of Common Stock and 2,000,000 shares of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors.

        Pursuant to our articles of incorporation, as amended, we may issue shares of our Common and Preferred Stock in the future that will dilute our existing shareholders without prior notice or approval of our shareholders. Additionally, our board of directors does not intend to solicit further approval from our shareholders prior to designating the rights, preferences or privileges of any such preferred stock, including, without limitation, rights as to dividends, conversion, voting, liquidation preference or redemption, which in each case may be superior to the rights of our Common Stock. The rights of the holders of any of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of our Preferred Stock could have the effect of discouraging, delaying or preventing a change of control and preventing holders of our Common Stock from realizing a premium on their shares.

     The trading price of our Common Stock may be volatile.

        The stock market, including the NASDAQ Global Market, on which the shares of our Common Stock are listed, has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The market price of our Common Stock, as with many emerging healthcare and technology companies, is likely to be volatile and could continue to be susceptible to wide price fluctuations due to a number of internal and external factors, many of which are beyond our control, including:

  quarterly variations in operating results and overall financial condition;
  economic and political developments affecting the economy as a whole;
  our largest holder liquidating their position would likely serve to compress our share price;
  short-selling programs;
  the stock market’s perception of the healthcare technology industry as a whole;
  changes in earnings estimates by analysts;
  additions or departures of key personnel; and
  sales of substantial numbers of shares of our Common Stock, or securities convertible into or exercisable for our Common Stock.

     We do not plan on declaring or paying dividends on our Common Stock.

        We have never declared or paid a dividend on our Common Stock, nor do we have any plans to do so in the future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in or incorporated by reference into this prospectus, our filings with the Commission and our public releases, including but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance therein are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933, as amended, and Section 21E(i) of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words and phrases like “expect,” “estimate,” “anticipate,” “predict,” “believe,” “plan,” “should,” “intend” and similar expressions and variations. These statements are only predictions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are out of our control or cannot be foreseen. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, among others, the risks we face that are described in the previous section entitled “Risk Factors,” elsewhere in this prospectus and the documents incorporated by reference into this prospectus.

        We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The risk factors listed on the previous pages, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the previous risk factors and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price.

        All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares by the Selling Shareholders. All net proceeds from the sale of the common stock covered by this prospectus will go to the Selling Shareholders. See “Selling Shareholders” and “Plan of Distribution” described below.

SELLING SHAREHOLDERS

        The 457,373 shares of common stock covered by this prospectus were acquired or will be acquired by the Selling Shareholders as a result of the privately negotiated transactions described below. The Selling Shareholders, which as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares of our common stock, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Shareholders are not required to sell any shares in this offering, and there is no assurance that the Selling Shareholders will sell any or all of the shares offered in this offering. See “Plan of
Distribution” beginning on page 14 of this prospectus.

        218,384 shares of our common stock that may be sold from time to time pursuant to this prospectus are being offered by Laurus Master Fund, Ltd. (“Laurus”). On December 7, 2005, we entered into a loan transaction with Laurus pursuant to which Laurus extended $20 million in financing to us in the form of a $5.0 million secured term loan and a $15.0 million secured revolving credit facility. The term loan has a stated term of five (5) years and will accrue interest at Prime plus 2%, subject to a minimum interest rate of 8%. The term loan is payable in equal monthly principal installments of approximately $89,300 plus interest until the maturity date on December 6, 2010. The revolving credit facility has a stated term of three (3) years, with two one-year options, and will accrue interest at the 90 day LIBOR rate plus 5%, subject to a minimum interest rate of 7%, and a maturity date of December 6, 2008. In connection with the loan agreement, we issued 500,000 shares of our common stock to Laurus for cash equal to 500,000 multiplied by $0.001. The 500,000 shares issued to Laurus were valued at approximately $2.4 million at the time of issuance. We also granted Laurus a first priority security interest in substantially all of our present and future tangible and intangible assets (including all intellectual property) to secure our obligations under the loan agreement.

        The loan agreement with Laurus contains various customary representation and warranties by us, as well as customary affirmative and negative covenants, including, without limitation, limitations on property liens, maintaining specific forms of accounting and record maintenance, and limiting the incurrence of additional debt. The loan agreement does not contain restrictive covenants regarding minimum earning requirements, historical earning levels, fixed charge coverage, or working capital requirements. The loan agreement also contains certain customary events of default, including, among others, non-payment of principal and interest, violation of covenants, and in the event we are involved in certain insolvency proceedings. Upon the occurrence of an event of default, Laurus is entitled to, among other things, accelerate all of our obligations under the loans. In the event Laurus accelerates the loans, the amount due will include all accrued interest plus 120% of the then outstanding principal amount of the loans being accelerated as well as all unpaid fees and expenses of Laurus. In addition, if the revolving credit facility is terminated for any reason, whether because of a prepayment or acceleration, we are required to pay an additional premium of up to 5% of the total amount of the revolving credit facility. In the event we elect to prepay the term loan, the amount due shall be the accrued interest plus 115% of the then outstanding principal amount of the term loan.

        The remaining shares of Common Stock covered by this prospectus may be offered by the founders of MedUnite, Inc: Aetna, Anthem, CIGNA, Health Net, Oxford Health Plans, PacifiCare Health Systems, Wellpoint Health Network, and NDCHealth Corporation (“NDC”) upon the conversion of certain 4% convertible promissory notes issued by us on December 31, 2002, in connection with our acquisition of all of the outstanding stock of MedUnite in December 2002. On December 31, 2002, we acquired all of the outstanding stock of MedUnite, Inc. for $10 million in cash and the issuance of an aggregate of $13.4 million principal amount of 4% convertible promissory notes. Of the original $13.4 million in principal amount, $4.0 million was held in escrow until December 31, 2003 as a source for limited indemnification conditions of the acquisition. In the fourth quarter of 2003, the escrow agent accepted a claim of $0.4 million from ProxyMed. This claim was settled with the Company via a cash payment of $0.1 million (paid out of undistributed interest received) and an offset against the escrow of $0.3 million. As such, the Company recorded an adjustment to goodwill. The escrow was released on December 31, 2003 and convertible notes totaling $3.7 million were distributed to the former shareholders of MedUnite. The total amount of convertible notes as of December 31, 2005 was $13.1 million.

        For the years ended December 31, 2006, 2005 and 2004, approximately 6%, 6% and 8%, respectively, of consolidated revenues and 7%, 10% and 10%, respectively, of transaction services revenue were from Per-Se Technologies (“Per-Se”). Per-Se acquired NDCHealth Corporation (“NDC”) during 2006, NDC was one of the founders of MedUnite, Inc. and is a Selling Shareholder. McKesson acquired Per-Se during January, 2007.

        The 4% convertible promissory notes are uncollateralized and mature on December 31, 2008. Interest is payable quarterly in cash in arrears. The notes were originally convertible into up to an aggregate of 731,322 shares of the Company’s common stock (based on a conversion price of $18.323 per share which was above the traded fair market value of the Company’s common stock at December 31, 2002). Principal amount under the notes became convertible into our common stock if the former shareholders of MedUnite achieved certain aggregate incremental revenue based targets over a baseline revenue of $16.1 million with the Company over a three and one-half year period as follows: (i) one-third of the principal if incremental revenues during the measurement period from January 1, 2003 through June 30, 2004, in excess of $5.0 million; (ii) one-third of the principal if incremental revenues during the measurement period from July 1, 2004 through June 30, 2005, in excess of $12.5 million; and (iii) one-third of the principal if incremental revenues during the measurement period from July 1, 2005 through June 30, 2006 were in excess of $21.0 million. Amounts in excess of any measurement period would be credited towards the next measurement period; however, if the revenue trigger was not met for any period, the ability to convert that portion of the principal was lost. In the first quarter of 2004, the first revenue target was met. No other revenue targets have been met through December 31, 2006. As a result, only one-third of the principal amount became convertible into our common stock. Therefore, a portion of the notes are now convertible into an aggregate of 238,989 shares of our common stock.

        During 2003, we were successful in entering into financing agreements with certain major vendors of MedUnite as a means to settle $5.4 million in liabilities that existed at December 31, 2002. In March 2003, we restructured $3.4 million in accounts payable and accrued expenses acquired from MedUnite and outstanding at December 31, 2002 to one vendor by paying $0.8 million in cash and financing the balance of $2.6 million with an unsecured note payable over 36 months at 8% commencing March 2003. Additionally, in April 2003, we financed a net total of $2.0 million ($2.8 million in accounts payable and accrued expenses offset by $0.8 million in accounts receivable) existing at December 31, 2002 from MedUnite to NDCHealth, one of the founders of MedUnite and a Selling Shareholder, by issuing an unsecured note payable over 24 months at 6%.

        We accrued $0.4 million as a settlement of disputed enrollment fees and rebate amounts to NDCHealth relating to periods before December 31, 2004. We had accrued this amount as an increase of cost of services in the Transactions Services Segment for the year ended December 31, 2004.

        The following table sets forth the name of the Selling Shareholders, the number and percentage of shares of our common stock beneficially owned by the Selling Shareholders as of April 4, 2007, the number of shares being offered in this offering, and the number and percentage of shares of our common stock that will be owned by the Selling Shareholders if all shares were to be sold in this offering.

	Shares Beneficially Owned			Shares Beneficially Owned
	Prior to Offering			After Offering

	Common Stock		Shares Being Offered (1)	Common Stock

Name of Beneficial Owner	Shares	%		Shares	%

Selling Shareholders:
Laurus Master Fund, Ltd (2)	218,384	1.6%	218,384	0	—
Aetna, Inc.	28,862	0.2%	28,862	0	—
Anthem Insurance Companies, Inc.	28,814	0.2%	28,814	0	—
CIGNA Health Corporation	28,849	0.2%	28,849	0	—
Health Net, Inc.	28,829	0.2%	28,829	0	—
NDCHealth Corporation	42,815	0.3%	42,815	0	—
Oxford Health Plans, Inc.	26,070	0.2%	26,070	0	—
PacifiCare Health Systems, Inc.	25,928	0.2%	25,928	0	—
Wellpoint Health Network, Inc.	28,822	0.2%	28,822	0	—

(1)	For MedUnite founders, includes shares issuable upon conversion of the 4% convertible promissory notes.

(2)	Eugene Grin and David Grin have sole voting and sole dispositive powers with respect to the shares to be offered by Laurus.

        The preceding table represents the holdings by the Selling Shareholders based upon our best knowledge and assumes that all Selling Shareholders eligible to convert their notes payable to shares will do so prior to termination of this Offering. The Selling Shareholders identified above may have sold, transferred or otherwise disposed of in transactions exempt from the requirements of the Securities Act, all or a portion of their shares of our common stock since the date as of which the information in the preceding tables is presented. Information concerning the Selling Shareholders may change from time to time, which changed information will be set forth in supplements to this prospectus if and when necessary. To the best of our knowledge, the Selling Shareholders that are the beneficial owners of any of these shares are not broker-dealers or affiliates of a broker-dealer (a broker-dealer may be a record holder). Except for the transactions described in this “Selling Shareholder” section, no Selling Shareholder has had a material relationship with us or any of our affiliates within the past three years, nor has any beneficial owner of a Selling Shareholder held any position or office with us during such time.

PLAN OF DISTRIBUTION

        The Selling Shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of our common stock received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Shareholders are not required to sell any shares in this offering, and there is no assurance the Selling Shareholders will sell any or all of the shares offered in this offering.

        The Selling Shareholders may use any one or more of the following methods when disposing of shares or interests therein:

  on the Nasdaq Global Market (or any other exchange on which the shares may be listed);
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  short sales;
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
  broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.

        The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or under any applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

        In connection with the sale of our common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The aggregate proceeds to the Selling Shareholders from the sale of our common stock offered by them will be the purchase price of our common stock less discounts or commissions, if any. Each of the Selling

Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds.

        The Selling Shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

        The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        We have borne and will bear substantially all of the costs, expenses and fees in connection with the registration of the shares, other than any commissions, discounts or other fees payable to broker-dealers in connection with any sale of shares, which will be borne by the Selling Shareholder selling such shares of our common stock. We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

        In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or unless an exemption from registration or qualification requirements is available and is complied with.

        The Selling Shareholders may be subject to the anti-manipulation rules of Regulation M, which may limit the timing of purchases and sales of shares of our common stock by such Selling Shareholders.

        We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

        We have agreed with the Selling Shareholders to keep the registration statement, of which this prospectus constitutes a part, continuously effective under the Securities Act until the earlier of (1) the date on which all shares covered by this prospectus may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144(k), and (2) such time as all of such Selling Shareholder’s shares covered by this prospectus have been sold.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Foley & Lardner LLP, San Diego, California.

EXPERTS

        The consolidated financial statements, the related consolidated financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this registration statement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, which reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and include explanatory paragraphs regarding the Company’s adoption of Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-

Based Payment” on January 1, 2006 and the Company’s ability to continue as a going concern and (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.

        You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the SEC, including our registration statement, are also available to you on the SEC’s Web site, http://www.sec.gov.

        We are subject to the information and reporting requirements of the Exchange Act, and intend to file and furnish to our shareholders annual reports containing consolidated financial statements audited by our independent registered public accounting firm, make available to our shareholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year, proxy statements and other information with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents, which have previously been filed by us with the SEC under the Exchange Act (File No. 000-22052), are incorporated herein by reference:

  Our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 15, 2007;
  Our current reports on Form 8-K filed on February 14, 2007 and March 15, 2007 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K); and
  The description of our common stock contained in our Registration Statement on Form 8-A declared effective on August 5, 1993, including any other amendment or report filed for the purpose of updating such information.

        All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of this registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        This prospectus incorporates documents by reference that are not delivered herewith. Copies of these documents, other than the exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to MedAvant Healthcare Solutions, 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093, Attention: Corporate Secretary, telephone number: (770) 806-9918.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than the underwriting discounts, payable by us in connection with this offering.

	Amount
	to be
	Paid

SEC registration fee	$506
Legal fees and expenses	$88,225
Accounting fees and expenses	$167,692
Nasdaq Stock Market Listing Fee	$4,996
Miscellaneous	$0	*

Total	$261,419	*

* Estimates.

        All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the S-1.

Item 15. Indemnification of Directors and Officers

        The following summary is qualified in its entirety by reference to the complete copy of the Florida Business Corporation Act, our articles of incorporation, as amended, and our Bylaws, as amended and agreements referred to below.

        Section 607.0850 of the Florida Business Corporation Act empowers a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Florida corporation may indemnify such person against expenses including amounts paid in settlement (not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion) actually and reasonably incurred by such person in connection with actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions set forth above, if such person acted in good faith and in a manner such person believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

        To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses, including counsel (including those for appeal) fees, actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 607.0850 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under a company’s articles of incorporation or by-laws, agreement, vote of shareholders or disinterested directors, or otherwise. Section 607.0850 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

        Article VII of our articles of incorporation, as amended and Article VII of our bylaws, as amended, provide for indemnification of our directors, officers, employees and agents (including the advancement of expenses) to the fullest extent permitted by Florida law. In addition, we have contractually agreed to indemnify our directors and officers to the fullest extent permitted under Florida law.

        Our employment agreements with our principal executive officers limit their personal liability for monetary damages for breach of their fiduciary duties as officers and directors, except for liability that cannot be eliminated under the Florida Business Corporation Act.

Item 27. Exhibits

Exhibit
No.	Description

2.1 *	Agreement and Plan of Merger, dated as of December 5, 2003, by and among the Registrant, Planet Acquisition Corp. and PlanVista Corporation (incorporated by reference to Annex A of the Registration Statement on Form S-4, File No. 333-111024, filed on December 9, 2003).

2.2 *	Agreement and Plan of Merger and Reorganization dated December 31, 2002 between ProxyMed, Inc., Davie Acquisition Corp., and MedUnite Inc. (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K, File No. 000-22052, filed on January 9, 2003).

2.3 *	Asset Purchase Agreement dated July 30, 2002 between ProxyMed, Inc. and MDIP, Inc. (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K, File No. 000-22052, filed on August 1, 2002).

2.4 *	Stock Purchase Agreement dated May 6, 2002 between ProxyMed, Inc. and KenCom Communications & Services, Inc. (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K, File No. 000-22052, filed on May 7, 2002).

2.5 *	Stock and Warrant Purchase Agreement between ProxyMed and General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GAPCO GmbH & Co., KG and GapStar, LLC (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K, File No. 000-22052, filed on March 29, 2002).

2.6 *	Asset Purchase Agreement dated June 28, 2004 between ProxyMed, Inc., and Key Communications Services, Inc., and Key Electronics, Inc. (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K, File No. 000-22052, filed on July 2, 2004).

4.1 *	Common Stock Purchase Warrants issued to First Data Corporation (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K, File No. 000-22052, filed on July 8, 2003).

4.2 *	Form of 4% Convertible Promissory Notes dated December 31, 2002 issued in connection with the Agreement and Plan of Merger and Reorganization dated December 31, 2002 between ProxyMed, Inc., Davie Acquisition Corp., and MedUnite, Inc. (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K, File No. 000-22052, filed on January 9, 2003).

4.3 *	Form of Common Stock Purchase Warrants issued to General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GAPCO GmbH & Co., KG and GapStar, LLC (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K, File No. 000-22052, filed on March 29, 2002).

4.4 *	Form of Exchanged Warrant to Purchase Common Stock of the Registrant dated May 4, 2000, issued to certain investors (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K, File No. 000-22052, filed on May 8, 2000).

4.5 *	Form of New Warrant to Purchase Common Stock of the Registrant dated May 4, 2000, issued to certain investors (incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K, File No. 000-22052, filed on May 8, 2000).

4.6 *	Form of Warrant to Purchase Common Stock of the Registrant dated December 23, 1999, issued to certain investors (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K, File No. 000-22052, filed on December 28, 1999).

4.7 *	Form of 7% Promissory Note dated October 10, 2006 issued in connection with the Purchase Agreement dated October 5, 2006 by and among ProxyMed, Inc., on the one hand, and Medical Resource, LLC, a Delaware limited liability company (“MRL”), all of the members of MRL (the “MRL Members”), National Provider Network, Inc., a Delaware corporation (“NPN”), the sole stockholder of NPN, Residential Health Care, Inc., a New Jersey corporation (“RHC”) and all of the shareholders of RHC, on the other hand (incorporated by reference to Exhibit 4.7 of our Quarterly Report on Form 10-Q, File No. 000-22052, for the quarter ended September 30, 2006, filed on November 9, 2006).

5.1	Opinion of Foley & Lardner LLP.

23.1	Consent of Deloitte & Touche LLP.

*	Incorporated by reference to the filing indicated

Item 28. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification by the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on this 4th day of April, 2007.

ProxyMed, Inc.

By:	/s/ John G. Lettko

Name:	John G. Lettko
Title:	Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints John G. Lettko and Gerard M. Hayden, Jr., and each of them individually, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title(s)	Date

/s/ John G. Lettko	Chief Executive Officer, President and Director	April 4, 2007

John G. Lettko	(principal executive officer)

/s/ Gerard M. Hayden, Jr.	Chief Financial Officer, Executive Vice President,	April 4, 2007

Gerard M. Hayden, Jr.	Finance and Treasurer
(principal financial and accounting officer)

/s/ James Hudak	Chairman and Director	April 4, 2007

James B. Hudak

/s/ Eugene R. Terry	Director	April 4, 2007

Eugene R. Terry

/s/ Edwin M. Cooperman	Director	April 4, 2007

Edwin M. Cooperman

/s/ Samuel R. Schwartz	Director	April 4, 2007

Samuel R. Schwartz

Index to Exhibits

Exhibit
No.	Description

2.1 *	Agreement and Plan of Merger, dated as of December 5, 2003, by and among the Registrant, Planet Acquisition Corp. and PlanVista Corporation (incorporated by reference to Annex A of the Registration Statement on Form S-4, File No. 333-111024, filed on December 9, 2003).

2.2 *	Agreement and Plan of Merger and Reorganization dated December 31, 2002 between ProxyMed, Inc., Davie Acquisition Corp., and MedUnite Inc. (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K, File No. 000-22052, filed on January 9, 2003).

2.3 *	Asset Purchase Agreement dated July 30, 2002 between ProxyMed, Inc. and MDIP, Inc. (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K, File No. 000-22052, filed on August 1, 2002).

2.4 *	Stock Purchase Agreement dated May 6, 2002 between ProxyMed, Inc. and KenCom Communications & Services, Inc. (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K, File No. 000-22052, filed on May 7, 2002).

2.5 *	Stock and Warrant Purchase Agreement between ProxyMed and General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GAPCO GmbH & Co., KG and GapStar, LLC (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K, File No. 000-22052, filed on March 29, 2002).

2.6 *	Asset Purchase Agreement dated June 28, 2004 between ProxyMed, Inc., and Key Communications Services, Inc., and Key Electronics, Inc. (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K, File No. 000-22052, filed on July 2, 2004).

4.1 *	Common Stock Purchase Warrants issued to First Data Corporation (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K, File No. 000-22052, filed on July 8, 2003).

4.2 *	Form of 4% Convertible Promissory Notes dated December 31, 2002 issued in connection with the Agreement and Plan of Merger and Reorganization dated December 31, 2002 between ProxyMed, Inc., Davie Acquisition Corp., and MedUnite, Inc. (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K, File No. 000-22052, filed on January 9, 2003).

4.3 *	Form of Common Stock Purchase Warrants issued to General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GAPCO GmbH & Co., KG and GapStar, LLC (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K, File No. 000-22052, filed on March 29, 2002).

4.4 *	Form of Exchanged Warrant to Purchase Common Stock of the Registrant dated May 4, 2000, issued to certain investors (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K, File No. 000-22052, filed on May 8, 2000).

4.5 *	Form of New Warrant to Purchase Common Stock of the Registrant dated May 4, 2000, issued to certain investors (incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K, File No. 000-22052, filed on May 8, 2000).

4.6 *	Form of Warrant to Purchase Common Stock of the Registrant dated December 23, 1999, issued to certain investors (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K, File No. 000-22052, filed on December 28, 1999).

4.7 *	Form of 7% Promissory Note dated October 10, 2006 issued in connection with the Purchase Agreement dated October 5, 2006 by and among ProxyMed, Inc., on the one hand, and Medical Resource, LLC, a Delaware limited liability company (“MRL”), all of the members of MRL (the “MRL Members”), National Provider Network, Inc., a Delaware corporation (“NPN”), the sole stockholder of NPN, Residential Health Care, Inc., a New Jersey corporation (“RHC”) and all of the shareholders of RHC, on the other hand (incorporated by reference to Exhibit 4.7 of our Quarterly Report on Form 10-Q, File No. 000-22052, for the quarter ended September 30, 2006, filed on November 9, 2006).

5.1	Opinion of Foley & Lardner LLP.

23.1	Consent of Deloitte & Touche LLP.

*	Incorporated by reference to the filing indicated

EXHIBIT 5.1

ATTORNEYS AT LAW
402 W. BROADWAY, SUITE 2300
SAN DIEGO, CA 92101-3542
619.234.6655 TEL
619.234.3510 FAX
www.foley.com

CLIENT/MATTER NUMBER
072169-0101

April 4, 2007

ProxyMed, Inc.
1854 Shackleford Court, Suite 200
Norcross, GA 30093

Dear Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by ProxyMed, Inc., a Florida corporation (the “Company”), of a Post-Effective Amendment to Form S-1 on Form S-3 Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), covering the registration of up to 457,373 shares of the Company’s common stock, par value $0.001, on behalf of the selling shareholders named therein, including:

                (i)        up to 218,384 shares of the Company’s common stock issued to Laurus Master Fund, Ltd. on December 7, 2005 (the “Laurus Shares”); and

                (ii)        up to 238,989 shares of common stock issuable upon conversion of certain Four Percent (4%) convertible promissory notes (the “Notes”) issued in connection with the acquisition by the Company of all of the outstanding stock of MedUnite, Inc. (“MedUnite”) on December 31, 2002, pursuant to the Agreement and Plan of Merger among the Company, Davie Acquisition Corp., and MedUnite (the “Merger Agreement”) (the “Conversion Shares”).

        In connection with this opinion, we have examined and relied upon the Registration Statement, the Company’s articles of incorporation, as amended, the Company’s bylaws, as amended, the Notes, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Laurus Shares have been validly issued are fully-paid and non-assessable, and (ii) the Conversion Shares, when issued in accordance with the terms of the Notes, Merger Agreement and that certain Indenture between the Company and LaSalle Bank National Association, dated December 31, 2002, will be validly issued, fully-paid and non-assessable.

BOSTON	LOS ANGELES	SACRAMENTO	TALLAHASSEE
BRUSSELS	MADISON	SAN DIEGO	TAMPA
CHICAGO	MILWAUKEE	SAN DIEGO/DEL MAR	TOKYO
DETROIT	NEW YORK	SAN FRANCISCO	WASHINGTON, D.C.
JACKSONVILLE	ORLANDO	SILICON VALLEY

ProxyMed, Inc.
April 4, 2007

        We hereby consent to filing of this opinion as Exhibit 5.1 to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC.

Very truly yours,

Foley & Lardner LLP

/s/ Foley & Lardner LLP

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-1 on Form S-3 of Registration Statement No. 333-131333 of our reports dated March 15, 2007, relating to the consolidated financial statements and consolidated financial statement schedule of ProxyMed, Inc. (d/b/a MedAvant Healthcare Solutions) (the “Company”) and management's report on the effectiveness of internal control over financial reporting (which our report on the consolidated financial statements and consolidated financial statement schedule expresses an unqualified opinion and includes explanatory paragraphs regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, on January 1, 2006 and the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
April 4, 2007